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                                                                 EXHIBIT (a)(iv)

[LOGO OF OPENWAVE /(TM)/]

Welcome to the home page of Openwave's Stock Option Exchange Program!

Stock options are a long-term incentive program to help align employees with the long-term growth and value of the company. The Stock Option Exchange Program offers eligible employees the ability, in accordance with the terms of the program, to voluntarily cancel stock options and receive replacement stock options between six and seven months after the cancellation date. The vesting commencement date for your replacement options will remain the same as the vesting commencement date of your original options.

For more detailed information, please review the Offer to Exchange and Additional Information available by clicking on the links below.

Offer to Exchange:

     The Offer to Exchange is the official offer document describing the Stock Option Exchange Program. The Stock Option Exchange Program is treated like a tender offer for securities law purposes and has been drafted to comply with those laws. The Offer to Exchange documents have been filed with the Securities and Exchange Commission ("SEC"), and are available for free from the company upon request, by clicking on the preceding link, and at the SEC website at http//www.sec.gov.

     The Exchange Election Tool is the official on-line tool for electing to exchange outstanding stock options. This tool includes grant and exchange details for all of your outstanding stock options. If you encounter any difficulties in using the on-line election tool, please contact Angela Loeffler at http://angela.loeffler@contractor.openwave.com or (650)
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     480-4532.

     The election tool will be available on August 13, 2001.

Additional Information:

     The Webex Presentation includes program details, key dates, and examples. You can download the slides used in the presentation.

     The FAQs document is a series of frequently asked questions and answers designed to explain the details of the Stock Option Exchange Program.

     Click on this E-mail a Question link to submit additional questions that are not covered in the Offer to Exchange, Webex Presentation, and FAQs.

     The Glossary of Terms describes a number of terms used on this site and in the above available information.